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                         IVEX PACKAGING CORPORATION
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For Immediate Release
For:                                            Contact:

Packaging Dynamics Corporation                  Richard R. Cote
3900 West 43rd Street                           Packaging Dynamics Corporation
Chicago, Illinois 60632                         (773) 843-8000

                  Packaging Dynamics Announces Approval of
                 Nasdaq National Market Listing Application

Chicago, Illinois: Wednesday, June 19, 2002 - Packaging Dynamics
Corporation announced today that The Nasdaq Stock Market, Inc. has approved its application for inclusion of Packaging Dynamics common stock for quotation on the Nasdaq National Market under the symbol "PKDY."

July 1, 2002 is the anticipated effective date for the distribution by Ivex Packaging Corporation to its stockholders and certain of its option holders of shares of Packaging Dynamics common stock. The distribution would occur in connection with the acquisition of Ivex by Alcoa Inc. through the merger of a wholly-owned subsidiary of Alcoa with and into Ivex. The merger is conditioned upon, among other things, adoption of the merger agreement by Ivex stockholders at a special meeting of Ivex stockholders scheduled for June 28, 2002. The distribution and the merger, which were announced on March 18, 2002, will each occur only if the other occurs.

The Packaging Dynamics shares to be distributed by Ivex represent in the aggregate approximately 48.2% of the shares of Packaging Dynamics common stock that would be outstanding immediately following the distribution. Under the terms of the distribution,

    o Ivex stockholders of record at the close of business on June 28, 2002 will receive one share of Packaging Dynamics common stock for every five shares of Ivex common stock that they owned at such time; and

    o holders at the close of business on June 28, 2002 of options to acquire Ivex common stock will receive one share of Packaging Dynamics common stock for every five shares of Ivex common stock subject to such options (except for any option having an exercise price of $23.25 per share).

Distribution participants will receive their shares of Packaging Dynamics common stock automatically; no action is required on the part of Ivex stockholders and option holders. Persons receiving Packaging Dynamics common stock in the distribution will be sent a statement evidencing their shares.

Following the distribution, Packaging Dynamics, headquartered in Chicago, Illinois, will be the holding company for Packaging Dynamics, L.L.C., a vertically integrated flexible packaging company that laminates and converts paper, film and foil into various value-added flexible packaging products for the food service, food processing, bakery, supermarket, deli and concession markets as well as a limited number of industrial markets. Packaging Holdings generated approximately $234.8 million in consolidated revenues in 2001 and had approximately 1,106 employees as of March 31, 2002.

Statements contained in this press release that are not historical fact are forward-looking statements. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are based on a number of assumptions and estimates that are inherently subject to significant risks and uncertainties, many of which are beyond the control of Packaging Dynamics, cannot be foreseen and reflect future business decisions that are subject to change. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The factors that could affect Packaging Dynamics' results include, but are not limited to, (i) changes in consumer demand and prices resulting in a negative impact on revenues and margins; (ii) raw material substitutions and increases in the costs of raw materials, utilities, labor and other supplies; (iii) increased competition in Packaging Dynamics' product lines; (iv) changes in capital availability or costs; (v) workforce factors such as strikes or labor interruptions; (vi) Packaging Dynamics' ability to develop new products and to identify and execute capital programs and acquisitions;
(vii) the cost of compliance with applicable governmental regulations and changes in such regulations, including environmental regulations; (viii) the general political, economic and competitive conditions in markets where Packaging Dynamics operates; (ix) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond Packaging Dynamics' control; and (x) Packaging Dynamics' actual performance; as well as other matters discussed in Packaging Dynamics' filings with the Securities and Exchange Commission.